EXHIBIT 99.1

Encore Wire Corporation	PRESS RELEASE		July 24, 2007
1410 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO
For Immediate Release
ENCORE WIRE REPORTS 2007 Q-2 RESULTS INCREASE SHARPLY OVER Q-1
MCKINNEY, TX — Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the second quarter of 2007.
On a sequential quarter comparison, net sales for the second quarter of 2007 increased 28% to $333.6 million from $260.7 million during the first quarter of 2007. Net income for the second quarter of 2007 increased 206% to $19.7 million versus $6.4 million in the first quarter of 2007. Fully diluted net income per common share was $0.83 in the second quarter of 2007 versus $0.27 in the first quarter of 2007.
Net sales for the quarter ended June 30, 2007 were $333.6 million compared to $362.0 million during the second quarter of 2006. Net income for the second quarter of 2007 was $19.7 million versus $57.1 million in the second quarter of 2006. Fully diluted net earnings per common share were $0.83 in the second quarter of 2007 versus $2.41 in the second quarter of 2006.
Net sales for the first six months of 2007 were $594.4 million compared to $614.1 million during the first six months of 2006. Net income for the first six months of 2007 was $26.2 million versus $73.2 million in the first six months of 2006. Fully diluted net income per common share was $1.10 in the first half of 2007 versus $3.09 in the first half of 2006.
Commenting on the results, Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “We are pleased to announce the increased sequential quarterly results in the midst of the tough competitive environment we have been facing in our industry. The margin compression we experienced in the last two quarters abated somewhat in the second quarter of 2007. Rising copper prices were a catalyst for increased wire prices and margins. However, certain competitors continue to respond to the slowdown in residential construction by cutting wire prices in an attempt to maintain market shares, compressing margins below our expectations at this level of copper prices. Our total unit volume measured in copper pounds shipped increased 6.7% in the second quarter of 2007 versus the second quarter of 2006. Our commercial wire unit volume was up 16.2% in the second quarter of 2007 versus the second quarter of 2006, while residential wire sales were down 12%. On a sequential quarter comparison, our total unit volume measured in copper pounds shipped was up 4.3% in the second quarter of 2007 versus the first quarter of 2007, with commercial wire unit volume up 5.6% in the second quarter of 2007 versus the first quarter of 2007, while residential wire volume was up 1%. The unit volume of armored cable sold in the second quarter of 2007 increased 35.1% over the first quarter of 2007.

We have other positive developments to address. The only long-term debt we have as of June 30, 2007, is $100 million in long-term notes due in 2011, with our $200 million revolving line of credit paid down to zero. In addition, we have $48.8 million in cash as of June 30, 2007. We will monitor our cash balances in the coming quarters to determine whether paying off any additional debt is advantageous. Our balance sheet is solid with a conservative 28% debt to equity ratio. We also declared our third consecutive quarterly cash dividend during the second quarter of 2007.
We will continue to focus on our exceptional order fill rates and product offerings featuring commercial wire in true colors and our new armored cable line. Our low cost structure and strong balance sheet have enabled us to withstand tough periods in the past, and we believe we will emerge stronger if conditions continue to improve. We will continue to manage the Company to grow sales and earnings while maintaining our historically strong and conservative balance sheet. We also thank our employees and associates for their tremendous efforts and our stockholders for their support.”
Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.
The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.

Encore Wire Corporation
P.O. Box 1149
1410 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 30,	December 31,
	2007	2006
ASSETS

Current Assets
Cash	$48,794	$24,603
Receivables, net	235,776	214,963
Inventories	117,724	103,947
Prepaid Expenses and Other	8,960	27,537

Total Current Assets	411,254	371,050

Property, Plant and Equipment, net	108,194	102,987

Other Assets	115	120

Total Assets	$519,563	$474,157

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$26,263	$13,413
Accrued Liabilities and Other	30,937	23,772

Total Current Liabilities	57,200	37,185

Long Term Liabilities
Note Payable	98,394	98,974
Other Long Term Liabilities	1,606	1,026
Non-Current Deferred Income Taxes	9,273	9,851

Total Long Term Liabilities	109,273	109,851

Total Liabilities	166,473	147,036

Stockholders’ Equity
Common Stock	261	260
Additional Paid in Capital	41,602	40,849
Treasury Stock	(15,275)	(15,275)
Retained Earnings	326,502	301,287

Total Stockholders’ Equity	353,090	327,121

Total Liabilities and Stockholders’ Equity	$519,563	$474,157

Encore Wire Corporation
P.O. Box 1149
1410 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Statements of Income
(In Thousands)
(Unaudited)

	Quarter Ended June 30,				Six Months Ended June 30,
	2007		2006		2007		2006

Net Sales	$333,635	100.0%	$362,048	100.0%	$594,364	100.0%	$614,097	100.0%
Cost of Sales	286,073	85.7%	255,195	70.5%	522,058	87.8%	467,871	76.2%

Gross Profit	47,562	14.3%	106,853	29.5%	72,306	12.2%	146,226	23.8%

Selling, General and Administrative Expenses	16,835	5.0%	16,733	4.6%	30,415	5.1%	30,172	4.9%

Operating Income	30,727	9.2%	90,120	24.9%	41,891	7.0%	116,054	18.9%

Net Interest & Other Expense	1,152	0.3%	1,945	0.5%	2,305	0.4%	3,078	0.5%

Income before Income Taxes	29,575	8.9%	88,175	24.4%	39,586	6.7%	112,976	18.4%

Income Taxes	9,865	3.0%	31,116	8.6%	13,436	2.3%	39,780	6.5%

Net Income	$19,710	5.9%	$57,059	15.8%	$26,150	4.4%	$73,196	11.9%

Basic Earnings Per Share	$0.84		$2.45		$1.12		$3.15

Diluted Earnings Per Share	$0.83		$2.41		$1.10		$3.09

Weighted Average Number of Common and Common Equivalent Shares Outstanding:
-Basic	23,356		23,262		23,335		23,238

-Diluted	23,712		23,719		23,703		23,709

Dividend Paid per Share	$0.02		$—		$0.04		$—